.

Breaking News: HBS BioEnergy Finalizes Agreement to Acquire Planned Ethanol Projects

Palo Alto, CA – September 27, 2006 - (OTCBB:HBSC) -Human BioSystems (“HBS”) announced today that HBS BioEnergy (“HBS Bio”), a wholly owned subsidiary of HBS, signed definitive agreements with EXL III Group Corporation (“EXL”) to acquire two planned ethanol projects, pursuant to the Letter of Intent announced in a July 27, 2006 press release .

“The ethanol projects will be transferred or assigned to HBS Bio from EXL through the acquisition of options on the purchase of land appropriate for bio-fuels production or through projects already in progress. Under the terms of the asset purchase agreement, restricted stock of HBS will be released from escrow upon the transfer of the first option,” explained Mr. Harry Masuda, CEO of Human BioSystems.

A separate consulting agreement between HBS Bio and EXL was also signed that will utilize the services of EXL and specifically Mr. Claude Luster III, the principal of EXL, to provide the expertise and leadership necessary to complete the process of site acquisition, permitting, construction, financing and ultimately the production and sale of ethanol or other bio fuels. The terms of the consulting agreement require the payment of consulting fees and up to an aggregate of 3,450,000 shares of restricted HBS stock, to be held in escrow and  released as project milestones are met.

Mr. Claude Luster III, CEO of EXL said, “I am very excited about this relationship with HBS BioEnergy and HBS. I believe that EXL can bring the strategic components to the table that could benefit all parties concerned.”

“The signing of these agreements marks the beginning of a commitment by HBS to a revenue path while leaving the bio-medical business intact and separate from the energy business,” concluded Mr. Masuda.

Human BioSystems is a developer of preservation platforms for organs and other bio-materials.   HBS is headquartered in Palo Alto, California with research facilities in Michigan and has been granted four patents by the U.S. Patent Office.

Contact:

Human BioSystems	Investor Relations	Investor Relations
Harry Masuda	Yes International	Concept Communications Group LLC
(650) 323-0943	Rich Kaiser	James D. Caldwell
	(800) 631-8127	(727) 447-0514

Certain statements contained herein are “forward-looking'' statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, failure to obtain regulatory approvals for the construction of ethanol plants,  failure to obtain the required financing and to construct the ethanol plants, failure of the ethanol plants to meet standards, the inability to find raw material for the production of ethanol or to sell the ethanol at on acceptable terms, the risks involved in pursuing a business unrelated to HBS’ prior business, and other factors discussed in filings made by the Company with the Securities and Exchange Commission